Exhibit 99.1

Media Contact:	Investor Contact:
Tony Welz	Tania Almond
Principal	Investor Relations Officer
Welz & Weisel Communications	Sourcefire, Inc.
703.218.3555 x226	410.423.1919
tony@w2comm.com	tania.almond@sourcefire.com
SOURCEFIRE® NAMES TWO NEW BOARD MEMBERS
Company Expands Board of Directors with Proven Business and Sales Leaders
Columbia, MD — March 3, 2008 — Open source innovator and SNORT® creator, Sourcefire, Inc. (Nasdaq: FIRE), a leader in Enterprise Threat Management, today announced that it has added John C. Becker, former CEO of Cybertrust, and John C. Burris, Senior Vice President of Sales and Services at Citrix, to its Board of Directors.
“John Becker and John Burris have very strong track records of attaining aggressive business goals and we are excited to add them to Sourcefire’s Board as we enter our next stage of our growth and evolution,” said Joseph R. Chinnici, Chairman of the Board at Sourcefire. “We are delighted to fill our final two open board seats with such high caliber individuals after a thorough search and look forward to working with each of them and leveraging their experiences in guiding Sourcefire from an Intrusion Prevention market leader to an overall security industry leader.”
Previously, John Becker was chief executive officer of Cybertrust Inc., which was acquired by Verizon Business, a unit of Verizon Communications in 2007. With more than 20 years of industry expertise, Mr. Becker is a seasoned technology professional with a demonstrated and extensive track record of success. Guided by his leadership and vision, Cybertrust was a recognized leader in the information security intelligence and services market. Prior to Cybertrust, Mr. Becker provided consultation to venture capital and technology firms. Before that, Mr. Becker was chairman and chief executive officer of AXENT Technologies, Inc. (AXENT), a publicly traded information security software and services company. Mr. Becker was instrumental in leading AXENT from start-up in 1994 to an initial public offering in 1996, and finally the sale of AXENT to Symantec Corporation for approximately $1 billion.
John Burris currently leads the global sales and services organization at Citrix Systems, Inc. (Nasdaq: CTXS), which comprises approximately 2,200 Citrix professionals and 4,500 channel and distribution partners worldwide. Since joining Citrix in 1999, Burris has implemented an innovative sales strategy that rewards value-added selling; created a team of Enterprise Relationship Managers who support large accounts; strengthened and realigned the Citrix channel organization; and aggressively expanded the company’s presence in high-growth markets across the globe. He played a key role in achieving record net revenues of $1.4 billion in FY 2007.

About Sourcefire
Sourcefire, Inc. (Nasdaq: FIRE), Snort creator and open source innovator, is a world leader in Enterprise Threat Management (ETM) solutions. Sourcefire is transforming the way Global 2000 organizations and government agencies manage and minimize network security risks with its 3D Approach — Discover, Determine, Defend — to securing real networks. The Sourcefire 3D™ System is the first to unify IPS, NBA, NAC and Vulnerability Assessment technologies under the same management console. This ETM approach equips customers with an efficient and effective layered security defense — protecting network assets before, during and after an attack. Through the years, Sourcefire has been consistently recognized for its innovation and industry leadership by customers, media and industry analysts alike — with more than 30 awards and accolades. Today, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and network security intelligence. For more information about Sourcefire, please visit http://www.sourcefire.com.
The following product categories are represented by the acronyms: Intrusion Prevention System (IPS); Network Behavior Analysis (NBA); Network Access Control (NAC); Vulnerability Assessment (VA).
SOURCEFIRE®, SNORT®, the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER™, SOURCEFIRE 3D™, RNA™, DAEMONLOGGER™, CLAMAV™, SOURCEFIRE SOLUTIONS NETWORK™, and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries. Other company, product and service names may be trademarks or service marks of others.
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